UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2009

XENACARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

________________

Florida	000-2836	20-3075747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14000 Military Trail, Suite 104, Delray Beach, Florida  33484

(Address of principal executive offices, including zip code)

561-496-6676
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Effective March 13, 2009, the Company issued an aggregate of 10,748,340 shares of common stock pursuant to the conversion of 500,000 shares of its Series A Convertible Preferred Stock, which were held by a total of five Series A Preferred shareholders. The Series A Preferred shares were initially issued in December 2007 to a consultant. Pursuant to the rights and preferences of the Series A Preferred Stock, the shares of Series A Preferred Stock were convertible at any time, at the option of the holders of the Series A Preferred Stock, into an aggregate number of shares of common stock of the Company equal to 20% of the Company’s fully diluted common stock on the date of conversion. The number of fully diluted shares of common stock gives effect to all issued and outstanding shares of common stock, the conversion of all issued and outstanding shares of preferred stock and all shares of common stock issuable upon the exercise of any outstanding options, warrants or other rights to purchase common stock. The shares of common stock issued pursuant to the conversion of the Series A Preferred Stock were issued under the exemption from registration provided by Section 4(2) of the Act.  Certificates representing the shares of common stock contain the legends restricting their transferability absent registration or applicable exemption.

Following the conversion of the Series A Preferred Stock, and as of the date of this Report, the Company has issued and outstanding 53,741,702 shares of common stock and no shares of any series of preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenaCare Holdings, Inc.

By:	/s/ Frank Rizzo
Name:	Frank Rizzo
Title:	President
Dated:	March 13, 2009